UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 15, 2011

ChinaNet Online Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-138111	20-4672080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No.3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC 100195
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-10-51600828

____________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2011, ChinaNet Online Holdings, Inc. (the “Company”), through its subsidiary Business Opportunity Online (Hubei) Network Technology Co., Ltd., a People’s Republic of China company (the “ Business Opportunity Online Hubei”), entered into an equity transfer agreement (the “Agreement”) with Sou Yi Lian Mei Network Technology (Beijing) Co. Ltd., a People’s Republic of China company (the “SouYi”), and Liu Yihong and Wei Yanmin, citizens of the People’s Republic of China (Liu and Wei collectively being the “Shareholders”), to acquire 51% of the equity interests (the “Equity”) of SouYi.  SouYi is based in Beijing, China, and its primary business relates to online advertising and marketing.

Pursuant to this Agreement, the Company will acquire the Equity from the Shareholders for total consideration in the amount of RMB 51.6 million (approximately US$ 8 million) in cash (the “Purchase Price”).  The Company will pay RMB 5 million (approximately $0.78 million) of the Purchase Price in cash within five business days of signing of the Agreement as a deposit, and the remaining RMB 46.6 million (approximately $7.22 million) of the Purchase Price will be paid upon closing (as discussed below).

The Agreement contains certain "make good" provisions, under which Mr. Liu will pledge to the Company the 49% of the equity interests of SouYi he owns to secure Shareholders’ make good obligation under the Agreement.  The Agreement established minimum audited after tax net profit threshold of RMB 15.8 million (approximately $2.45 million) for SouYi for fiscal year 2012 ("2012 Performance Threshold").  In the event that the 2012 Performance Threshold is achieved less than 95% by SouYi, Mr. Liu will compensate the Company in cash in the amount equal to the shortfall between the 95% of 2012 Performance Threshold and actual audited after tax net profit for fiscal year 2012 of SouYi.  In the event that Mr. Liu is not required to compensate the Company in cash under Shareholders’ make good obligation, the Company will then cancel the pledge over the 49% of equity interests of Mr. Liu.

The closing of the transaction contemplated by this Agreement shall take place within 15 business days following the satisfaction or waiver of conditions precedent to closing as set forth in the Agreement, including, but not limited to completion of the formalities of amendment of registration and equity pledge registration with administration for industry and commerce.  The board of directors of SouYi will consist of two directors to be appointed by the Company and one director to be appointed by Mr. Liu upon closing.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Equity Transfer Agreement or the transaction contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the English Translation of the Equity Transfer Agreement attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

No.	Description
10.1
English Translation of the Equity Transfer Agreement by and among Business Opportunity Online (Hubei) Network Technology Co., Ltd., Liu Yihong, Wei Yanmin and Sou Yi Lian Mei Network Technology (Beijing) Co., Ltd., dated December 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2011	ChinaNet Online Holdings, Inc.

	By:	/s/ Handong Cheng
	Name:	Handong Cheng
	Title:	Chief Executive Officer

EXHIBIT INDEX

No.	Description
10.1
English Translation of the Equity Transfer Agreement by and among Business Opportunity Online (Hubei) Network Technology Co., Ltd., Liu Yihong, Wei Yanmin and Sou Yi Lian Mei Network Technology (Beijing) Co., Ltd., dated December 15, 2011.